[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.17

EXECUTION COPY

Process Development and Manufacturing

Services Agreement

by and between

Bayhill Therapeutics, Inc.

and

Lonza Biologics, Inc.

EXECUTION COPY

PROCESS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This Process Development and Manufacturing Services Agreement (this “Agreement”) is effective as of March 28, 2008 (the “Effective Date”), by and between Bayhill Therapeutics, Inc., a Delaware corporation (“Client”), and Lonza Biologics, Inc., a Delaware corporation (“LONZA”) (each, a “Party” and together the “Parties”).

RECITALS

WHEREAS, Client intends to develop and commercialize certain products containing the active pharmaceutical ingredient known as BHT-3009 (“API”) and wishes to contract with a contract manufacturing organization for the process development, manufacture and supply of API; and

WHEREAS, LONZA has process development, manufacturing and related services experience and expertise and owns a facility that is or would be suitable for production of API; and

WHEREAS, Client desires to retain LONZA as a manufacturer of clinical quantities of API and to purchase process development and manufacturing services to supply clinical quantities of such product from LONZA, and LONZA desires to perform such services for Client, all on the terms and conditions set forth in this Agreement (“Services”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1 “Acquisition Cost” means [*] for any materials (including the Raw Materials, Resins, Consumables and Wearables) used in the manufacture of the Drug Substance under this Agreement, including, but not limited to, [*].

1.2 “Additional Services” means any service that is not contained in the Project Plan and that requires a Change Order from Client in order to authorize LONZA to commence the same or any service specifically identified as an Additional Service in this Agreement.

1.3 “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

is under common control with such Party. For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4 “Batch” means a specific quantity of Drug Substance or other material produced from a single Run.

1.5 “Batch Disposition Documentation” means all of the documentation produced by LONZA and its Subcontractors and associated with the production and testing of a given Clinical Batch, including without limitation production records, sampling documentation, test results, Investigative and Corrective Action Reports, deviation reports, all applicable Manufacturing Process data (including any pertinent output from instrumentation), the Certificate of Analysis, the Certificate of Compliance and any additional Quality Review and Approval documentation, if applicable. Batch Disposition Documentation requirements will be specified in the Quality Agreement (Exhibit C).

1.6 “Cell Line” means the cell line for expression of the API.

1.7 “Certificate of Analysis” means a document prepared by LONZA listing tests performed by LONZA or approved Subcontractors, the specifications for such testing and test results.

1.8 “Certificate of Compliance” means a document prepared by LONZA: (i) listing the manufacturing date, unique Batch number, and quantity of Drug Substance in such Batch, (ii) certifying that such Batch was manufactured in accordance with the Master Production Record and cGMP and (iii) certifying that all Investigative and Corrective Action Reports are completed and approved. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement.

1.9 “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. Parts 210 and 211 as applicable to bulk drug substance only and ICH, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, as the same may be amended from time to time, as well as any comparable regulatory agency requirements in the EU, including without limitation Part II of Volume IV of the EU Guide to Good Manufacturing Practice, and any other country.

1.10 “Change Order” means a document mutually approved in writing by both Parties in accordance with the procedures set forth in Section 3.4 that describes in reasonable detail an amendment or modification to the Project and/or the Project Plan and the associated costs.

1.11 “Client Change Request” means a LONZA document used to accomplish amendments and modifications to documents which are part of LONZA’s cGMP document system, including but not limited to MPRs, standard operating procedures and Materials Specifications.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.12 “Client Confidential Information” means (i) any Manufacturing Documentation provided by Client to LONZA, and all elements of the Manufacturing Process provided by Client to LONZA, clinical data and information, chemical structures, composition of matter rights, business plans, regulatory and Product strategies and all technical and other confidential and/or proprietary information, inventions, knowledge, materials and trade secrets, whether patented or unpatented, relating to Client processes, test methods, operations, technologies, forecasts and business information that is disclosed or supplied to LONZA by or on behalf of Client pursuant to this Agreement whether in written, oral, electronic or other tangible or intangible form, and (ii) data, materials, information and records of any kind and description developed, generated or otherwise created by LONZA in connection with the Services or that relate to the API or its formulation, use or stability.

1.13 “Client Equipment” means those certain pieces of equipment described in the Project Plan used to produce the Product that are purchased by Client or for which Client reimburses LONZA, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.

1.14 “Client Intellectual Property” means all Intellectual Property owned or controlled by Client. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

1.15 “Clinical Batch” means a Batch produced from a Clinical Run.

1.16 “Clinical Batch Sample” means a quantity of a Clinical Batch sufficient to allow for independent analytical testing of the conformity of the Clinical Batch to the warranties set forth in Section 14.2.1.

1.17 “Clinical Run” means a Run manufactured in accordance with the Master Production Record that is used to create Drug Substance for clinical use.

1.18 “Confidentiality Agreement” means the two-way nondisclosure agreement between the Parties, dated 28 March 2007.

1.19 “Confidential Information” means Client Confidential Information and/or LONZA Confidential Information, as the context requires.

1.20 “Conforming Drug Substance” means Drug Substance that conforms to all of the warranties set forth in Section 14.2.1.

1.21 “Consumable” means all bags, liners and other single use or regularly replaced materials that are required to perform the Manufacturing Process (excluding Raw Materials, Resins and Wearables).

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.22 “Designated Carrier” means the common carrier selected by Client to take delivery of Drug Substance at the LONZA Facility.

1.23 “Drug Substance” means API in bulk form that has been manufactured by LONZA pursuant to this Agreement and cGMPs.

1.24 “EMEA” means the European Medicines Agency, or any successor agency thereto.

1.25 “Engineering Batch” means a Batch produced from an Engineering Run.

1.26 “Engineering Run” means a Run used for process demonstration and engineering of some or all of the Manufacturing Process steps.

1.27 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.28 “Governmental Authority” means any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity.

1.29 “ICH” means the International Conference on Harmonization.

1.30 “Intellectual Property” means all worldwide Patents, copyrights, trade secrets, know-how, inventions (whether or not patentable), works of authorship, trade secrets, and all other intellectual property rights, including all applications and registrations with respect thereto.

1.31 “Investigative and Corrective Action Reports” or “ICAR” means the document that is used to record the investigation of, as well as the review and disposition of, a failure related to a cGMP manufacturing process or system.

1.32 “Letter of Intent” means that certain agreement between the Parties effective as of 25 July 2007, capturing the intent of the Parties to negotiate in good faith and execute this Agreement, and which agreement, in accordance with its terms, is terminated upon signature of this Agreement by the Parties.

1.33 “LONZA Confidential Information” means all technical and other information, whether patented or unpatented, relating to the LONZA Facility and/or LONZA processes, methods, operations, technologies, forecasts and business information that is disclosed or supplied to, or used on behalf of, Client by LONZA pursuant to this Agreement, or of which Client may become aware through the presence of its employees or agents at LONZA offices or at the LONZA Facility, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans and information and facility layout and schematics, whether in written, oral, electronic or other tangible or intangible form.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.34 “LONZA Facility” means the facility owned and operated by LONZA at Hopkinton, MA or such other facility designated by LONZA and owned and operated by an Affiliate of LONZA.

1.35 “LONZA Intellectual Property” means all Intellectual Property owned or controlled by LONZA including without limitation, LONZA Process Improvements (as defined in Section 13). For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

1.36 “Manufacturing Documentation” means all documents and records describing or otherwise related to the Manufacturing Process, other than those embodied in the Master Production Record.

1.37 “Manufacturing Process” means the production process for the manufacture of Drug Substance, as such process may be changed from time to time in accordance with this Agreement.

1.38 “Master Cell Bank” means Client’s reference deposit or collection of vials of the Cell Line, from which the Working Cell Bank is derived.

1.39 “Master Production Record” or “MPR” means the document, proposed by LONZA and approved by Client, that defines the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of Drug Substance. The Master Production Record shall also include or incorporate by reference, without limitation, such information as Materials Specifications, in process and final Drug Substance sampling standards, equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing and Drug Substance packaging and aliquoting procedures.

1.40 “Materials Specification” or “MS” means a document detailing the specifications for each Raw Material, Resin or Consumable, each as mutually approved by the Parties.

1.41 “NDA” means a new drug application for the Product, or any equivalent filing thereto, filed with the FDA, and any supplements or amendments to any of the foregoing.

1.42 “Non-Conforming Drug Substance” means Drug Substance that fails to conform to all of the warranties set forth in Section 14.2.1.

1.43 “Patents” shall mean, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.44 “Product” means the final dosage form of the Drug Substance.

1.45 “Project” means the full range of development and manufacturing services to be provided under this Agreement as more fully described in the Project Plan.

1.46 “Project Plan” means the scope of work for technology transfer, process development, process implementation, manufacturing and overall project scope, attached as Exhibit A hereto and hereby incorporated into this Agreement by reference.

1.47 “Project Rates” means the applicable rates at which LONZA will charge Client for the various Additional Services performed hereunder, if any, as attached hereto as Exhibit B and hereby incorporated into this Agreement by reference.

1.48 “Quality Agreement” means the quality agreement between the Parties. The Quality Agreement is attached as Exhibit C hereto and hereby incorporated into this Agreement by reference.

1.49 “Quality Assurance Release” means LONZA’s release for delivery to Client of a Clinical Batch Sample and the associated Batch Disposition Documentation following Quality Review and Approval.

1.50 “Quality Review and Approval” means LONZA’s review and approval, by LONZA’s quality assurance department, of a Clinical Batch and the associated Batch Disposition Documentation.

1.51 “Raw Material” means all ingredients, solvents and other components of the Drug Substance required to perform the Manufacturing Process (excluding any Consumables, Resins and Wearables).

1.52 “Reference Materials” means Drug Substance that is generated from a Run that is well characterized, packaged and stored in a controlled manner, and used as a standard or reference for analytical testing purposes.

1.53 “Regulatory Authority” means the FDA or the EMEA, or both of the foregoing, as the case requires.

1.54 “Regulatory Filing” means any or all applications, including but not limited to the NDA, submitted to Regulatory Authorities for the purpose of registering the Product or the Manufacturing Process as required by statute, and any amendments or supplements thereto, and any other filings required by the Regulatory Authorities relating to the manufacture, testing, sale or distribution of the Product.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.55 “Resin” means all chromatographic media intended to refine or purify the Drug Substance, as specified in the Master Production Record.

1.56 “Run” means a single complete operation of all, or a discreet portion of, the Manufacturing Process at the LONZA Facility.

1.57 “Shipping Guidelines” means LONZA’s written procedures, as approved by Client in writing, that describe the methods of packaging, preserving, monitoring and shipping any and all Client property, including the Drug Substance.

1.58 “Storage Guidelines” means LONZA’s procedures, as approved by Client in writing, that describe the methods of packaging, preserving, monitoring and storing any and all Client property, including the Drug Substance, Cell Line, Master Cell Bank and Working Cell Bank.

1.59 “Subcontractor” means any independent entity that LONZA contracts with to perform any services or meet any obligations that are required under the terms and conditions of this Agreement.

1.60 “Third Party” means any party other than Client, LONZA and their respective Affiliates.

1.61 “Time-Scales” means that definition provided in the Project Plan.

1.62 “Transfer Batch” means a Batch produced from a Transfer Run.

1.63 “Transfer Run” means a Run used to demonstrate and transfer in to LONZA the Manufacturing Process.

1.64 “Waste” shall mean any “hazardous substance” and/or “hazardous material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “hazardous waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

1.65 “Wearables” means any coverings or protective gear used by LONZA employees or agents in the course of the performing the development and manufacturing services hereunder, including without limitation gloves, coveralls, booties, eye shields and the like.

1.66 “Working Cell Bank” means a vialed collection of serially subcultivated cells that are derived from the Master Cell Bank. The Working Cell Bank is used to establish seed cultures of the Cell Line to initiate the Manufacturing Process.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 2

COMMITMENT TO DEVELOP AND MANUFACTURE; PURCHASE

2.1 Commitment to Develop and Manufacture.

2.1.1 Development. Client hereby retains LONZA to develop the Manufacturing Process at the LONZA Facility, LONZA shall use commercially reasonable efforts to develop the same, and Client shall pay LONZA for such development work, all in accordance with the Project Plan and Exhibit B.

2.1.2 Manufacture. Subject to the successful completion of the development of the Manufacturing Process at the LONZA Facility as defined in the Project Plan, Client retains LONZA as a manufacturer of Drug Substance. LONZA shall provide sufficient services and capacity to manufacture Drug Substance for Client in accordance with the Project Plan and in accordance with the Master Production Record, and Client shall purchase such services and capacity from LONZA in accordance with the Project Plan (“Exhibit A”).

ARTICLE 3

PROJECT PLAN; PROJECT MANAGEMENT

3.1 Project Plan. In order to enable the Parties to fulfill their respective obligations under this Agreement, the Parties shall implement and perform their obligations as set out in the Project Plan. The Project Plan will be written by LONZA and submitted for client approval.

3.1.1 The Project Plan may be amended by agreement of the Parties through LONZA Change Order procedures set forth in Section 3.4. In the case of a Change Order to a Project Plan, that Change Order becomes the controlling document.

3.1.2 Adherence to the Time-Scales set out in the Project Plan is contingent in part on each Party’s reasonably expedient reviews, decisions and approvals of the requisite documents, data and paths, where such review and approval is necessary; it being understood and agreed that, in order to maintain adherence to the Time-Scales set forth in the Project Plan, during the five (5) day period between engineering runs and cGMP runs or in other reasonable circumstances (taking into consideration the custom and practice of the industry as well as the standard operating procedures of a manufacturing facility that operates 24 hours a day, 7 days per week), this may require a response from either Client or LONZA within twenty-four (24) hours following a request from the other Party; provided, however, that LONZA shall provide reasonable advanced notice of such requested turnaround.

3.2 Project Management

3.2.1 The tasks related to early phase Project Management by LONZA, such as review of proposals, agreements, Scopes of Work, as well as setting up project codes and drafting the Project Plan, may be performed by LONZA Operations executives, such as the Director of Program Management. In doing so, the Project Management requirements of the Client can be carefully evaluated so that a Project Manager may be selected that best meets those requirements.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2.2 The daily interactions and management with respect to the Project will be performed by two project managers, one appointed by each Party and each one having the authority to manage the Project in conjunction with the other Project Manager and to further the daily tasks and goals of each Party (each, a “Project Manager”).

3.2.3 The Project Managers shall be the principle points of contact between the Parties. As part of their duties, the Project Managers shall be responsible for monitoring and revising the Project Plan (in accordance with the procedures set forth in Section 3.4), establishing operating guidelines for the Project, defining communication formats, forming and approving Project teams and monitoring the general progress of the Project.

3.2.4 The Project Managers shall be appointed by each respective Party no later than thirty (30) days following the Effective Date. The LONZA Operations executive responsible for the early phase tasks may continue in the role of Project Manager for a designated period of time, as agreed to by the Client.

3.2.5 Neither Party shall remove or replace any individuals listed on Exhibit A without giving 30 days’ written notice to the other Party; provided that, such removal or replacement may be made with less than thirty (30) days’ written notice when such individual has left the employment of the relevant Party, where such individual has taken a leave of absence, or where such individual is out on disability or sick leave for more than a two-week period, or if the other Party agrees in writing to such removal or replacement.

3.3 Project Administration

3.3.1 Project Administration tasks include, but are not limited to, meeting attendance, document review, document approval, EOC participation and project consultation.

3.3.2 All hours invoiced for Project Administration must be attributed to tasks directly related to the Project and incurred only by LONZA employees who have been pre-approved by the client to accrue Project Administration hours. LONZA will submit a list of employees for approval.

3.3.3 The price [*] as set forth in the Project Plan.

3.4 Project Change Order Process. Any amendments or modifications to the Services shall be set forth in writing in a Change Order mutually agreed upon by the Parties. Such Change Order shall be implemented as soon as commercially practicable to do so. Client shall be responsible for payment of any price increase resulting from any such Change Order, which shall be priced [*], as mutually agreed upon by the Parties; provided such pricing shall be based upon [*] set forth in Exhibit B to this Agreement.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4

SERVICES

4.1 Quality Agreement. The Quality Agreement specifies certain testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to manufacture and shipment of Drug Substance by LONZA under this Agreement, all of which shall be deemed a material part of this Agreement.

4.2 LONZA Facility. All Drug Substance manufactured for Client hereunder shall be manufactured by LONZA at a LONZA Facility. LONZA shall be solely responsible for all scheduling related to the LONZA Facility and for the operation of such facility.

4.3 Control of Cell Banks. LONZA shall maintain all portions of the Cell Line, Master Cell Bank, or Working Cell Bank that it receives from Client or Client’s agents in safe and secure storage under its control in the LONZA Facility in accordance with the Storage Guidelines, and LONZA shall not transfer the Cell Line, Master Cell Bank, or Working Cell Bank to any LONZA Affiliate or to any Third Party that is not specifically authorized in advance and in writing by Client. LONZA shall treat the Cell Line, Master Cell Bank, and Working Cell Bank as Client Confidential Information and shall not use the Cell Line, Master Cell Bank, or Working Cell Bank for any purpose except as authorized by this Agreement or authorized in writing by Client. Upon Client’s written request, and at Client’s expense, LONZA shall return all or specified portions of the Cell Line, Master Cell Bank, or Working Cell Bank to Client or its designee.

4.4 Transfer and Engineering Runs. If called for in the Project Plan, LONZA shall manufacture Transfer Batches and/or Engineering Batches in accordance with the Project Plan.

4.5 Raw Materials and Consumables.

4.5.1 Procurement. Unless specifically stated otherwise in the Project Plan, LONZA shall be responsible for the procurement of all commercially reasonable Raw Materials, Resins, Consumables and Wearables necessary for the manufacture of the Drug Substance. LONZA shall not be responsible for delays in the purchase and/or delivery of Raw Materials, Resins, and Consumables that occur outside of the reasonable control of LONZA and despite LONZA using commercially reasonable efforts to avoid such delays. All Raw Materials, Resins, Consumables and Wearables shall be invoiced to Client by LONZA at the relevant Acquisition Cost.

4.5.2 Compliance with Specifications. All Raw Materials, Resins and Consumables used in the Manufacturing Process shall comply with the applicable Materials Specifications, or as otherwise agreed in writing by the Parties. LONZA or a Subcontractor approved in accordance with Section 4.9 shall perform testing and evaluation of the Raw Materials, Resins and Consumables as required to meet the foregoing obligations.

4.5.3 Client Equipment. At Client’s request, LONZA shall use Client’s Equipment and Client shall reimburse LONZA for the acquisition, installation and validation of

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Client Equipment in accordance with the Project Rates. However, Client shall not be required to reimburse LONZA for the costs of acquiring Client Equipment under this Agreement if Client paid for such Client Equipment directly or if Client has already reimbursed LONZA for such costs.

4.6 Pre-Approval Inspection. In the event that a production suite is required to be dedicated to Client’s Product in preparation for and/or during a Pre-Approval Inspection (“PAI”) of the LONZA Facility by a Regulatory Authority for the Product, Client shall pay to LONZA a suite fee in the amount of (i) for Suite 4, $[*], and (ii) for the Suites 1 and 2, $[*], in each case for each [*] that the production suite is dedicated to the Product in support of the PAI. In addition, any LONZA personnel time and resources necessary to support a PAI for the Product shall be invoiced to Client as Additional Services in accordance with the Project Rates.

4.7 Retention and Reserve Samples. LONZA shall identify and retain certain reserve samples of all Raw Materials and intermediate production samples generated in the production of Clinical Batches as set forth in the applicable Materials Specifications, the applicable standard operating procedures, the Master Production Record or as otherwise agreed in writing by LONZA and Client.

4.8 Handling of Materials; Wastes. Client must notify LONZA of any hazardous conditions or Wastes known to Client that may exist or be produced by LONZA in the course of performing the services contemplated by this Agreement. At Client’s expense, LONZA or a designated Third Party contractor shall handle, label, package, store, transport and dispose of all Wastes generated through performance of the manufacturing and processing activities hereunder in material compliance with all Federal, state and local laws, rules, and regulations applicable to such handling, labeling, packaging, storage, transport and disposal. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it is or becomes aware concerning exposure to or handling of the Raw Materials, Drug Substance or Wastes.

4.9 Approval of Subcontracting. LONZA shall not subcontract or otherwise delegate all or any portion of its obligations under this Agreement without Client’s prior written approval. Notwithstanding the foregoing, LONZA may subcontract certain non-essential or routine tasks without Client’s consent (e.g., janitorial services, electrical upgrades, etc.). Any work relevant to the Project Plan subcontracted or delegated to a third party in accordance with this Section shall be invoiced to Client by LONZA at cost.

4.10 Document Changes. Any requests by LONZA or Client for changes to cGMP documentation, including the Master Production Record and any standard operating procedures, will be handled by a Client Change Request.

ARTICLE 5

DELIVERIES

5.1 Delivery Terms. LONZA will deliver each Clinical Batch [*] (as defined in Incoterms 2000) the LONZA Facility to the Designated Carrier in accordance with the Shipping Guidelines. Client shall arrange for shipment and take delivery of such Clinical Batch from

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LONZA’s Facility via the Designated Carrier, at Client’s expense, within forty-five (45) days after Quality Assurance Release of a Clinical Batch pursuant to Article 10, or pay applicable storage costs. LONZA shall provide storage for such Clinical Batch in accordance with the Storage Guidelines at [*] during such forty-five (45) day period; provided, that any additional storage beyond such forty-five (45) day period will be charged to Client [*] in accordance with the Project Rates. Unless otherwise agreed in writing by the parties, LONZA shall not be required to store any Clinical Batch for more than sixty (60) days after Quality Assurance Release of such Clinical Batch pursuant to Article 10; provided that, LONZA will notify Client in writing before disposing of any Clinical Batch, and shall continue storage of the affected Clinical Batch for a reasonable period of time (not to exceed 30 days) sufficient to allow Client to arrange for alternate disposition of the Clinical Batch. Client shall hold title to each Clinical Batch, and the risk of loss for each Clinical Batch shall be borne by Client, from the date occurring forty-five (45) days after Quality Assurance Release. LONZA shall not be required to deliver any Batch to the Designated Carrier until the Designated Carrier informs LONZA that it has obtained all appropriate approvals and consents of any Governmental Authority necessary for the transportation or shipment of such Clinical Batch.

5.2 Quarantined Delivery. At Client’s request, LONZA will deliver a Clinical Batch in quarantine prior to completion of the Quality Assurance Release (a “Quarantined Delivery”). Such request shall be accompanied by Client’s written acknowledgement that the Clinical Batch has been delivered without the transmittal to Client of Batch Disposition Documentation, that accordingly the Clinical Batch cannot be administered to humans until Quality Assurance Release and transmittal of the Batch Disposition Documentation, and that Client nevertheless accepts full risk of loss, title and ownership of the Clinical Batch. The delivery of Clinical Batch in quarantine shall be subject to such testing requirements as LONZA may reasonably require. In addition to the foregoing, any Clinical Batch delivered in a Quarantined Delivery shall continue to be subject to and governed by the terms and provisions set forth in Article 10 set forth herein.

ARTICLE 6

PAYMENTS

6.1 Compensation. Client shall pay LONZA for Services provided to Client as set forth in the Project Plan.

6.2 Payment Terms. All invoices shall be issued upon the applicable Quality Assurance Release. All amounts due thereunder shall be due and payable within [*] days after receipt of such invoice by Client; provided however, that if Client in good faith disputes any portion of such invoice or rejects the applicable Clinical Batch under Section 10.1, then payment for such disputed amounts shall not be due until the Parties resolve such dispute and/or the Clinical Batch is determined to be Conforming Drug Substance in accordance with the procedures set forth in Section 10.2; provided, further, however that Client shall provide LONZA with prompt and reasonable written detail of any such good faith dispute. Unless Client has disputed any portion of an invoice in good faith and has provided LONZA with prompt and reasonable written notice of such good faith dispute, in the event that Client has not paid an invoice within [*] days of

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

receipt, Client’s failure shall be considered a material breach under Section 18.3.1, subject to the cure provisions set forth therein. Payments shall be made by wire transfer or check in U.S. currency to an account designated by LONZA. Past due amounts shall bear interest from the date due until paid at a rate equal to the lesser of [*] per annum, or the maximum rate permitted by applicable law.

ARTICLE 7

MANUFACTURING AUDITS

Client shall have the right to perform, directly or through its representatives, certain manufacturing audits as set forth in the Quality Agreement, or as otherwise necessary for cause or as agreed in writing by LONZA and Client. All LONZA personnel time and resources necessary to complete the first manufacturing audit for a calendar year shall be provided at no cost to Client; provided, however, any LONZA personnel time and resources necessary to complete any additional manufacturing audits (over and above one) in that same year shall be invoiced to Client [*] in accordance with the Project Rates, unless such subsequent audits are for cause, in which case such audits shall be at no cost to Client. Client shall be responsible for all third party costs of all manufacturing audits. For purposes of this Article 7, “for cause” means, without limitation, a circumstance relating to the LONZA Facility or Manufacturing Process that affects or could reasonably be expected to affect LONZA’s compliance with the warranties set forth in Section 14.2.1 and Section 14.2.4.

ARTICLE 8

REGULATORY MATTERS

8.1 Permits. LONZA shall secure and maintain in full force and effect, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by Governmental Authorities in order for LONZA to perform all of its obligations under this Agreement (including, without limitation, Annual Registration of Drug Establishment registrations (Form FDA 2656e) granted by the FDA and any comparable registrations granted by any other Regulatory Authority) (each, a “Registration”), for so long and insofar as is necessary to permit LONZA to perform its obligations under this Agreement. Notwithstanding the foregoing, Client shall be responsible for reimbursing LONZA for the cost of any permits that are solely and specifically required to manufacture the Drug Substance.

8.2 Regulatory Documentation. Any Client requests for documents or other work product that do not exist as of the date of such request or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and LONZA shall notify Client of the same, and, if Client authorizes such services, LONZA shall prepare a Change Order and invoice Client for such Additional Services in accordance with the Project Rates.

8.3 Regulatory Communications and Correspondence. Any and all communications from and to the FDA or other Regulatory Authorities related to the Product or to the manufacture of the Drug Substance at the LONZA Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by LONZA and Client.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 Ownership of Regulatory Filings. Client shall be the sole owner of all Regulatory Filings and all governmental approvals obtained by Client from any Regulatory Authority with respect to the Drug Substance or the Product.

8.5 Health and Safety Information. Client shall provide LONZA with all information in Client’s possession or control concerning any health hazards or potential health hazards associated with exposure to or the handling, storage, use or disposal of Drug Substance, including, without limitation, a Material Safety Data Sheet for Drug Substance. In the event that any such information is updated or corrected, Client shall promptly notify LONZA thereof and provide LONZA with the updated or corrected information.

8.6 Regulatory Authorities. Client shall be responsible for handling all complaints and communications from Regulatory Authorities with respect to the Drug Substance and/or Product. As reasonably requested by Client, LONZA shall cooperate in resolving such complaints and responding to such communications to the extent they pertain to the Drug Substance and/or Product. Client shall reimburse LONZA for all reasonable costs and expenses incurred by LONZA in connection with the performance of LONZA’s obligations under this Section; provided that, Client shall not be responsible to reimburse LONZA for such costs and expenses to the extent such complaint or communication from a Regulatory Authority is the direct result of LONZA’s negligence, wilfull misconduct, or breach of this Agreement.

ARTICLE 9

QUALITY ASSURANCE; QUALITY CONTROL

9.1 Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of Drug Substance shall be allocated between Client and LONZA as set forth in the Quality Agreement and in LONZA standard operating procedures.

ARTICLE 10

NON-CONFORMANCE

10.1 Notice of Nonconformity. LONZA shall complete Quality Assurance Release and shall deliver to Client the necessary Batch Disposition Documentation and Clinical Batch Sample. Within forty-five (45) days following Quality Assurance Release and Client’s receipt of such Batch Disposition Documentation and Clinical Batch Sample, Client shall determine by review of such Batch Disposition Documentation and Clinical Batch Sample whether or not the given Clinical Batch conforms to the warranties set forth in Section 14.2.1; provided that LONZA provides timely answers to information requests and resolution of issues arising from Client’s review of such Batch Disposition Documentation and Clinical Batch Sample. If within the forty-five (45) day period Client’s quality assurance department makes a determination that Client believes such Clinical Batch Sample to be nonconforming, Client shall have the right to reject such Clinical Batch in its entirety and shall notify LONZA in writing within such forty-five (45) day period. Such written notice shall specify the manner in which the Clinical Batch Sample fails to conform to the warranties set forth in Section 14.2.1. If Client does not submit written notice of rejection within such forty-five (45) day period such Clinical Batch will be deemed to be a Conforming Drug Substance and accepted by Client. In the event that Client desires to accept such Clinical Batch prior to the end of the forty-five (45) day period Client will fax written notice of such acceptance to LONZA’s Project Manager.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2 No LONZA Liability. If following the receipt of a notice from Client pursuant to Section 10.1, it is determined by agreement of the Parties (or in the absence of such agreement, by a qualified and independent arbitrator selected jointly by LONZA and Client) that either (i) the Clinical Batch is Conforming Drug Substance, or (ii) there is a nonconformity with respect to such Clinical Batch but the nonconformity was not caused by LONZA’s breach of the warranties set forth in Section 14.2.1, then LONZA shall have no liability to Client with respect to such Clinical Batch, and Client shall pay for such Clinical Batch and for the fees associated with any dispute regarding the Clinical Batch, and LONZA and Client will thereupon jointly explore opportunities for the conduct of additional processing activities by LONZA to permit Quality Assurance Release of the Clinical Batch. Any such additional processing activities agreed to by the Parties and the associated fees shall be set forth in a Change Order entered into under Section 3.4.

10.3 LONZA Liability for Non-Conforming Drug Substance; Replacement. If following the receipt of a notice from Client pursuant to Section 10.1, it is determined by agreement of the Parties (or in the absence of such agreement, a qualified and independent arbitrator selected jointly by LONZA and Client) that such Clinical Batch is Non-Conforming Drug Substance and such non-conformance was caused by LONZA’s breach of the warranties set forth in Section 14.2.1, then LONZA shall, at Client’s sole option, either (i) within sixty (60) days following a determination under this Section 10.3, commence a Clinical Run to replace such Non-Conforming Drug Substance with Conforming Drug Substance (the “Replacement Drug Substance”) at no additional cost to Client (including, without limitation, the costs of Raw Materials, Resins, Consumables and Wearables described in Section 4.5.1) or (ii) refund the purchase price for such Non-Conforming Drug Substance and any expenses associated therewith. Delivery of Replacement Drug Substance shall be at no additional charge to Client. Notwithstanding anything to the contrary contained herein, the remedies set forth in this Section 10.3 shall be Client’s sole remedies with respect to Non-Conforming Drug Substance, and in furtherance thereof Client waives all other remedies at law or in equity. Notwithstanding the foregoing, this provision shall not restrict Client’s right to indemnification as specifically set forth herein.

10.4 Cooperation in Investigations; Disposition of Non-Conforming Drug Substance. Each Party shall act in good faith and shall cooperate with the other Party, with any qualified independent Third-Party laboratory in connection with an investigation, and with the arbitrator, as to the existence of or source of nonconformity with respect to a Clinical Batch supplied under this Agreement. In testing the Clinical Batch, any independent Third-Party laboratory shall use analytical testing methods as agreed upon by the Parties. LONZA shall dispose of any Non-Conforming Drug Substance in accordance with all relevant laws, rules and regulations with respect to such disposal, at LONZA’s cost if LONZA was liable for the nonconformity in accordance with Section 10.3 and at Client’s cost if LONZA was not liable for the nonconformity in accordance with Section 10.2.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 11

RECALLS

11.1 Recalls; Quality Agreement. As further set forth in the Quality Agreement, each Party will give prompt telephonic notice (to be confirmed in writing pursuant to Section 20.1) to the other Party upon receipt of any information which indicates a recall, seizure or market withdrawal of any Drug Substance or Product (a “Recall”) may be necessary. The decision to conduct and the right to control a Recall will be solely that of Client, following consultation with LONZA. Client shall (i) bear the cost of and be responsible for conducting or responding to Recalls of Drug Substance or Product, (ii) remain obligated to pay LONZA in accordance with this Agreement for any Drug Substance used to make such Recalled Product, and (iii) reimburse LONZA for its out-of-pocket expenses related to the Recall, if any. Notwithstanding the foregoing, to the extent that such Recall was attributable to LONZA’s breach of any of its warranties set forth in Section 14.2.1 hereof, upon substantiation of such causation by a mutually agreeable qualified independent Third Party, LONZA shall credit Client for the total amount paid by Client to LONZA for the Drug Substance used to make such Recalled Product and will reimburse Client for all of Client’s reasonable costs and expenses incurred in connection with a Recall. Except for liabilities arising under Section 15.2, the foregoing obligation shall be LONZA’s sole liability and Client’s sole remedy under this Agreement with respect to Recalls.

ARTICLE 12

LICENSE GRANTS

12.1 Licenses to LONZA. During the Term, Client hereby grants to LONZA a fully paid, non-exclusive license under any and all Client Intellectual Property that is necessary for LONZA to perform its obligations under this Agreement, including, without limitation, all rights necessary for the development and use of the Cell Line, the Manufacturing Process, and/or the Client Confidential Information, for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement.

12.2 License to Client. Until the earlier of the (i) expiration or termination of this Agreement, or (ii) the completion of all activities set forth in the Project Plan, LONZA hereby grants to Client, a royalty-free, non-exclusive license under any and all LONZA Intellectual Property that LONZA incorporates into the Manufacturing Process or that is necessary to the practice of the Manufacturing Process and that relates solely to the Cell Line, the Master Cell Bank or the Working Cell Bank, for the sole and limited purpose of manufacturing Drug Substance and completing the activities set forth in the Project Plan. In the event that Client desires to qualify an additional manufacturing location for the manufacture of Drug Substance (a “Second Source”), LONZA shall have the right of first refusal to qualify an additional LONZA Facility as the Second Source. If, despite each Party’s good faith and commercially reasonable efforts to do so, LONZA is unable to qualify an additional LONZA Facility as the Second Source, and Client selects a third party as the Second Source then LONZA shall grant to Client a royalty-free, non-exclusive license with the right to grant and authorize sublicenses under any and all LONZA Intellectual Property that LONZA incorporates into the Manufacturing Process or that is necessary to the practice of the Manufacturing Process and that relates solely to the Cell

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Line, the Master Cell Bank or the Working Cell Bank, for the sole and limited purpose of manufacturing Drug Substance and completing the activities set forth in the Project Plan (the “Limited License”). For the avoidance of doubt, upon the completion by a third party of all activities set forth in the Project Plan, the Limited License shall immediately terminate without the necessity of further action by LONZA.

ARTICLE 13

OWNERSHIP OF INTELLECTUAL PROPERTY,

MATERIALS AND EQUIPMENT

13.1 Client Intellectual Property. LONZA agrees that Client has and will retain the sole and exclusive rights of ownership in and to Client Confidential Information. In addition, LONZA agrees that Client will be the sole and exclusive owner of any inventions, improvements, discoveries, enhancements, modifications, know-how, conceived, generated, made or reduced to practice, as the case may be, by LONZA, which arise out of the performance of the Services and the Reference Material(s) and that relate to the Product, the Cell Line, the Master Cell Bank, or the Working Cell Bank and their use, or manufacture, other than LONZA Process Improvements (as defined in Section 13.2) (“Inventions”). LONZA agrees to disclose any Inventions promptly to client, to assign all of LONZA’s right, title and interest in and to any such Inventions promptly to Client without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by Client in order for Client to establish Client’s ownership of such Inventions and to obtain whatever protection for such Inventions, including patent and copyright rights in any and all countries on such Inventions as Client shall determine. LONZA shall ensure that all employees and agents working on a Project have assigned in writing to Client or have a written legal obligation to LONZA to assign to Client all their respective rights to any Invention. LONZA further agrees to cooperate fully, and to cause its employees and agents to cooperate fully, with Client in the process of securing Client’s rights to such Inventions and Client will reimburse LONZA for reasonable expenses incurred in connection therewith. Inventions will be considered the confidential information of Client under Article 16 hereof. Client agrees to grant LONZA a license to any such Inventions in accordance with Section 12.1 for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement.

13.2 LONZA Intellectual Property. The Parties acknowledge that LONZA may develop improvements to its processes or procedures in the course of fulfilling its obligations under this Agreement, which improvements are of general applicability to LONZA’s business and reasonably could be used by LONZA without disclosing or incorporating the confidential or proprietary information of Client and for purposes unrelated to Client (“LONZA Process Improvements”). LONZA agrees to disclose any such LONZA Process Improvements to Client as they occur and to grant Client a license to any such LONZA Process Improvements in accordance with Section 12.2. LONZA shall have the right to obtain, at its sole expense, whatever protection for LONZA Process Improvements, including patent and copyright rights in any and all countries, as LONZA shall determine. Notwithstanding this Article 13, nothing in this Agreement shall affect the ownership by LONZA or imply any license to any intellectual property owned by it or in its possession at the date of this Agreement or intellectual property developed independently of the Services by any employee of Client without use or reference to any of the Client Confidential Information.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3 Client Materials. Notwithstanding anything to the contrary herein, as between the Parties, Client shall own all rights in and title to the biological materials described as the Cell Line, the Master Cell Bank, the Working Cell Bank, and the Reference Material(s).

13.4 Ownership of Client Equipment. Client shall own all right, title and interest in and to any and all Client Equipment, as well as all materials and other assets purchased by LONZA, for which the cost is reimbursed by Client to LONZA. Client shall be liable for all damage and risk of loss to the Client Equipment, unless caused by LONZA’s gross negligence or willful misconduct.

13.4.1 LONZA is responsible for the testing, installation, qualification and validation, as required, of Client Equipment so long as such Client Equipment is on the premises of the LONZA facility. LONZA will operate and maintain the Client Equipment as per approved procedures once such equipment is commissioned and in operation.

13.4.2 Client shall be liable for repair of all damage and risk of any loss to the Client Equipment, unless caused by LONZA’s negligence, willful misconduct or breach of this Agreement. This includes reimbursement for resulting changes in GMP Suite Activation Dates as described in Section 18.2.

13.4.3 Client is responsible for any delays to the Project Plan caused in whole or in part by delays in the delivery, testing, qualification or validation of any Client Equipment that was directly purchased by Client and drop shipped to LONZA. This includes reimbursement for resulting changes in GMP Suite Activation Dates as described in Section 18.2.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 Client. Client hereby represents and warrants to LONZA that:

14.1.1 Materials and Information. Client is free to supply to LONZA the Master Cell Bank, the Working Cell Bank, Client Confidential Information (including, without limitation, any portion of the Manufacturing Documentation supplied by Client to LONZA), and any other information or materials supplied by Client to LONZA;

14.1.2 No Patent Infringement. No Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging infringement of a Third-Party Patent based on the manufacture, use, import, offer for sale or sale of the Drug Substance or the Product;

14.1.3 No Infringement by Performance of Obligations. To the best of Client’s knowledge, after reasonable inquiry, Client’s supply to LONZA of the Master Cell Bank, the Working Cell Bank and Client Confidential Information (including, without limitation, any

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

portion of the Manufacturing Documentation and any element of the Manufacturing Process supplied by Client to LONZA), and any other information or materials that Client intends to supply to LONZA hereunder, and LONZA’s use thereof in accordance with the terms of and in performance of its obligations under this Agreement, does not infringe any Third-Party Patent or any other intellectual property rights of any Third Party for which Client lacks the right to grant LONZA a valid sublicense to manufacture the Drug Substance;

14.1.4 No Hazards. Client has made LONZA aware of any known hazards involved in handling the Cell Line, the Master Cell Bank, the Working Cell Bank, the Raw Materials, the Drug Substance, and any Wastes generated through performance of the process development and manufacturing activities contemplated hereunder;

14.1.5 License. Client has the right, power and authority to grant LONZA the license set forth in Section 12.1 above and will not enter into any contract, arrangement or commitment in the future which prohibits the grant of such license.

14.1.6 Power and Authority. Client has the corporate power, the authority, the financial capacity and the legal right to enter into this Agreement and to perform its obligations under this Agreement; and

14.1.7 Execution, Delivery and Performance of the Agreement. Client has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement has been duly executed and delivered on behalf of Client, and constitutes a legal, valid, binding obligation, enforceable against Client and its successors and assigns in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which Client is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by Client violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it.

14.2 LONZA. LONZA hereby represents and warrants to Client that:

14.2.1 Drug Substance. LONZA warrants to Client that each Clinical Batch of Drug Substance manufactured hereunder: (i) was manufactured and analyzed in conformance with the Master Production Record; (ii) was manufactured in compliance with the requirements of cGMP; (iii) was packaged in accordance with the Shipping Guidelines; and (iv) was transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of LONZA;

14.2.2 No Patent Infringement. No Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging infringement of a Third-Party Patent based on the LONZA Intellectual Property that will be used in connection with this Agreement;

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.2.3 No Infringement by Performance of Obligations. To the best of LONZA’s knowledge, after reasonable inquiry, LONZA Intellectual Property and any element of the Manufacturing Process supplied by LONZA hereunder, and Client’s use thereof in accordance with the terms of and in performance of its obligations under this Agreement, does not infringe any Third-Party Patent or any other intellectual property rights of any Third Party for which LONZA lacks the right to grant Client a valid sublicense to manufacture the Drug Substance;

14.2.4 LONZA Facility. LONZA warrants to Client that it owns or lawfully controls the LONZA Facility, and that the LONZA Facility shall be maintained in accordance with cGMP and in such condition as will allow LONZA to manufacture the Drug Substance in compliance with cGMP and in conformance with the Master Production Record;

14.2.5 Confidential Information. LONZA is free to supply LONZA Confidential Information to Client (excluding any information related to other LONZA clients that Client inadvertently becomes aware of through the presence of its employees or agents at LONZA offices or at the LONZA Facility);

14.2.6 License. LONZA has the right, power and authority to grant Client the license set forth in Section 12.2 above and will not enter into any contract, arrangement or commitment in the future which prohibits the grant of such license.

14.2.7 Power and Authority. LONZA has the corporate power, authority and the legal right to enter into this Agreement and to perform its obligations under this Agreement; and

14.2.8 Execution, Delivery and Performance of Agreement. LONZA has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement has been duly executed and delivered on behalf of LONZA, and constitutes a legal, valid, binding obligation, enforceable against LONZA in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which LONZA is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by LONZA violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it.

14.3 Disclaimer by LONZA.

OTHER THAN AS SET FORTH IN SECTION 14.2, ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DRUG SUBSTANCE OR THE SERVICES PROVIDED HEREUNDER. OTHER THAN THE PROCESS DEVELOPMENT AND MANUFACTURING SERVICES PROVIDED HEREUNDER AND UNDER THE LETTER OF INTENT, LONZA HAS NOT PARTICIPATED IN THE

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RESEARCH AND DEVELOPMENT OF THE DRUG SUBSTANCE OR THE PRODUCT, NOR HAS LONZA IN ANY WAY EVALUATED THE DRUG SUBSTANCE OR PRODUCT’S SAFETY OR EFFICACY IN HUMANS OR OTHERS.

ARTICLE 15

INDEMNIFICATION

15.1 Indemnification by Client. Subject to and except to the extent of any indemnification from LONZA pursuant to Section 15.2 below, Client shall indemnify, defend and hold LONZA, its Affiliates, and their respective directors, officers, employees and agents (collectively, “LONZA Party”) harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), (collectively, the “Liabilities”) to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) the manufacture, packaging, testing, labeling, handling, distribution, marketing, use, import or sale of the Product, in any form, (b) any material breach of the representations, warranties and covenants made by Client under this Agreement, (c) Client’s grossly negligent acts or omissions or willful misconduct, and/or (d) any Recall of the Product, except and to the extent arising out of or resulting from any material breach of the representations, warranties and covenants made by LONZA under this Agreement, or LONZA’s grossly negligent acts or omissions or willful misconduct.

15.2 Indemnification by LONZA. Subject to and except to the extent of any indemnification from Client pursuant to Section 15.1 above, LONZA shall indemnify, defend and hold Client, and its Affiliates, directors, officers, employees and agents (“Client Party”) harmless from and against all Liabilities to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) any material breach of the representations, warranties and covenants made by LONZA under this Agreement, or (b) LONZA’s grossly negligent acts or omissions or willful misconduct.

15.3 Indemnification Procedures.

15.3.1 Identification of Indemnitor and Indemnitee. An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

15.3.2 Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 15.1 or Section 15.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

15.4 Insurance. Client shall maintain commercial general liability insurance including product liability insurance with respect to development, manufacture, import, sale, offer for sale and use of the Drug Substance and/or Products by such Party and its Affiliates in a minimum amount of 2 million dollars ($2,000,000) per occurrence (not including any self-insured retention). Client shall maintain such insurance during the Term and for a period of three (3) years thereafter. Client shall provide a Certificate of Insurance to LONZA that such insurance policy has been endorsed to designate LONZA as an additional insured, with a new certificate to be provided to LONZA each time such insurance policy is renewed. Client will maintain such insurance policy with an insurance company having a minimum AM Best rating of A and that is licensed to do business in the State of California. Client will provide LONZA with at least 30 days’ written notice prior to non-renewal, termination, or modification of coverage.

15.5 Disclaimer of Consequential Damages. SUBJECT TO SECTION 18.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.6 Disclaimer regarding Transfer and Engineering Runs. Client shall have the right to make whatever further use of the Transfer and/or Engineering Batches as it shall determine, provided that such use does not violate any applicable laws, rules or regulations. LONZA SHALL IN NO WAY BE RESPONSIBLE FOR ANY CLAIMS, DEMANDS, LOSSES, LIABILITIES, EXPENSES OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANYWAY RELATED TO CLIENT’S USE OF SUCH TRANSFER BATCHES AND/OR ENGINEERING BATCHES.

15.7 Limitation of Liability. BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, SUBJECT TO SECTION 18.4, EACH PARTY’S LIABILITY TO THE OTHER PARTY FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED, IN THE AGGREGATE,

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THE TOTAL VALUE OF THE PROJECT AND THIS AGREEMENT (WHICH SHALL INCLUDE THE TOTAL CHARGES PAID BY CLIENT TO LONZA, THE ESTIMATED VALUE OF THE PROJECT AS SET FORTH IN THE PROJECT PLAN AS OF THE EFFECTIVE DATE OF THIS AGREEMENT, ANY ADJUSTMENTS TO THE PROJECT AND THE PROJECT PLAN, AND ALL OTHER SERVICES REQUESTED BY CLIENT TO BE PROVIDED BY LONZA. TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR EITHER PARTY AS IS ALLOWABLE UNDER APPLICABLE LAW.

ARTICLE 16

CONFIDENTIALITY

16.1 LONZA Confidentiality Obligations. LONZA shall not use Client Confidential Information except as authorized under this Agreement and shall not disclose Client Confidential Information to any third party other than: (i) employees, consultants, agents or Subcontractors of LONZA or LONZA’s Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties or services in connection with LONZA’s obligations under this Agreement; (ii) Regulatory Authorities that require such information in connection with making Regulatory Filings and maintaining Regulatory Authority approvals for the Product; or (iii) Governmental Authorities in connection with securing and maintaining Registrations; provided that, the disclosures in (ii) and (iii) shall only be made after LONZA promptly notifies Client of such intended disclosure so as to provide Client an opportunity to apply to a court of record for relief from the order, and furnishes only that portion of the Client Confidential Information that is necessary to achieve the limited purposes set forth in (ii) and (iii).

16.2 Client Confidentiality Obligations. Client shall not use LONZA Confidential Information except as authorized under this Agreement and shall not disclose any LONZA Confidential Information to any third party other than: (i) employees, consultants, or agents of Client or Client’s Affiliates who are bound by similar obligations of confidentiality and nonuse as detailed in this Agreement and who have a need to know such information in order to perform their duties or services in connection with Client’s obligations under this Agreement or the development or commercialization of the Product; (ii) Regulatory Authorities that require such information in connection with making Regulatory Filings and maintaining Regulatory Authority approvals for the Product; or (iii) to sublicensees in connection with the exercise of the license granted to Client under Article 12; provided that, the disclosures in (ii) and (iii) shall only be made after Client promptly notifies LONZA of such intended disclosure so as to provide LONZA an opportunity to apply to a court of record for relief from the order, and furnishes only that portion of the LONZA Confidential Information that is necessary to achieve the limited purposes set forth in (ii) and (iii).

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.3 Responsibility for Compliance with Confidentiality and Nonuse Obligations. Each Party shall be responsible for any intentional misuse or misappropriation, by such Party, its Affiliates, or the employees, consultants, agents, Subcontractors or sublicensees of such Party or such Party’s Affiliates, of the other Party’s Confidential Information.

16.4 Terms of Agreement. Neither Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement, excluding Third Parties identified in Section 16.1 and Section 16.2.

16.5 Exclusions. The obligations of confidentiality and nonuse set forth in Section 16.1 and Section 16.2 shall not apply to any information that: (i) at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault of the recipient, its Affiliates, their employees, consultants, agents, Subcontractors or sublicensees; (ii) becomes available to the recipient from a Third Party which is not legally prohibited from disclosing such information; (iii) was developed by the recipient independently of information obtained from the disclosing Party as evidenced by written records; (iv) was already known to the recipient before receipt from the disclosing Party, as evidenced by its prior written records; (v) is released with the prior written consent of the disclosing Party; (vi) is required to comply with national, federal or state laws, rules or regulations (including the rules and regulations of any national stock exchange on which such Party’s securities are traded), provided that the receiving Party promptly notifies the disclosing Party of such required disclosure, takes all reasonable and lawful actions to obtain confidential treatment of such disclosure and furnishes only that portion of the Confidential Information which is legally required to be disclosed; or (vii) is disclosed to a Party’s employees, consultants, agents, Subcontractors, sublicenses, potential acquirors, investors or potential investors, on a need-to-know basis, under reasonable conditions of confidentiality. In determining whether or not the disclosing Party’s Confidential Information has entered the public domain, the obligations of confidentiality shall no longer apply to only that portion of said Confidential Information that has become public, and portions remaining confidential shall retain their status as Confidential Information.

16.6 No Licenses. Except as expressly provided in Article 12 hereof, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise. The Parties agree that each Party has and will retain sole and exclusive rights of ownership in and to any Confidential Information of such Party.

16.7 Maintenance of Confidentiality. Each Party shall use reasonable and customary precautions to safeguard the other Party’s Confidential Information, including ensuring that all employees, consultants, agents, Subcontractors or sublicensees who are provided access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have contractual confidentiality and nonuse obligations that are at least as restrictive as those contained in this Agreement. The obligations of confidentiality set forth in this Article 16 shall survive termination or expiration of the Agreement for a term of ten (10) years following the expiration or earlier termination of this Agreement.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.8 Termination of Certain Prior Agreements. This Agreement supersedes in its entirety (a) the Confidentiality Agreement and (b) the Letter of Intent. All Confidential Information (as defined in such Confidentiality Agreement and the Letter of Intent) exchanged between the Parties under such agreements shall be deemed Confidential Information under this Agreement (either Client Confidential Information or LONZA Confidential Information, as the context requires) and shall be subject to the terms of this Agreement.

16.9 No Disclosure of Unrelated Information. Neither Party shall disclose confidential information to the other Party that is not reasonably necessary for performance of a Party’s obligations under this Agreement, including but not limited to manufacturing processes for other products, marketing plans and clinical development plans. Notwithstanding the foregoing, nothing in this provision shall limit the confidentiality and non-use obligations and rights herein.

16.10 Remedy. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT MONEY DAMAGES MAY NOT BE A SUFFICIENT REMEDY FOR ANY BREACH OR THREATENED BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN THIS ARTICLE 16 BY ANY PARTY OR ITS REPRESENTATIVES AND THAT THE NON-BREACHING PARTY SHALL BE ENTITLED TO SEEK SPECIFIC PERFORMANCE AND INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH OR THREATENED BREACH.

ARTICLE 17

PRESS RELEASES; USE OF NAMES

17.1 Press Releases. The Parties agree that any initial public announcement of the execution of this Agreement shall be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties shall also agree on the timing of such public announcement. After such press release is published, each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence, no press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section 17.1 shall not apply to any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal or state laws or regulations (including the rules and regulations of any national stock exchange on which such Party’s securities are traded).

17.2 Use of Names. Neither Party shall make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party.

ARTICLE 18

TERM; TERMINATION

18.1 Term; Option to Extend. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

until the later of (i) the fifth anniversary of the Effective Date and (ii) the completion of all activities contemplated by the Project Plan and Exhibit B (such period during which this Agreement is in effect, the “Term”). The Parties may, by written agreement, extend the Term of this Agreement for an additional period of time.

18.2 Scheduling and Rescheduling. The initial scheduling of LONZA cGMP production activities is set forth in the Project Plan. This includes the cGMP Suite Activation Date which locks the target date for occupancy of this project in the designated LONZA cGMP suite or suites and dedicates LONZA resources and assets to meeting that date. If the Client requests to change the cGMP Suite Activation Date, LONZA will make all reasonable attempts to accommodate the request. In the event that this change would impact other projects scheduled for occupancy in the designated suite or suites, the Client’s project may be delayed until an adequate time period is available in the schedule. The charge to the Client for any change will be a penalty fee of (i) for Suite 4, $[*], and (ii) for the Suites 1 and 2, $[*] per day for any delay from the original cGMP Suite Activation Date; provided that LONZA shall use commercially reasonable efforts to fill the applicable cGMP Suite occupancy period with a project for a third party. In the event that LONZA is able to fill such cGMP Suite occupancy period with a third party project that provides equal or greater compensation to LONZA than that due for the applicable cGMP production activities to be performed hereunder, no penalty fee shall be payable to LONZA. In the event that LONZA is able to fill such cGMP Suite occupancy period with a third party project that provides less compensation to LONZA than that due for the applicable cGMP production activities to be performed hereunder, the penalty fee payable to LONZA shall be the lesser of the fee set forth in this Section 18.2 or the difference between the fees for the applicable cGMP production activities to be performed hereunder and the total fees payable in connection with the third party project.

18.3 Termination. This Agreement may be terminated as follows:

18.3.1 Material Breach. Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such thirty-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty-day period, except in the case of a payment default, the cure period shall be extended to 180 days, so long as the breaching Party is making diligent efforts to do so. Such termination shall be effective upon expiration of such cure period.

18.3.2 Force Majeure Termination. Either Party shall have the right to terminate this Agreement, upon providing written notice thereof to the other Party, such termination to be effective thirty (30) days from the date of such notice if, as a result of a Force Majeure Event, either Party is unable fully to perform its obligations under this Agreement for any consecutive period of one hundred and eighty (180) days.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.3.3 Insolvency. Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

18.3.4 Failure to Establish the Manufacturing Process. This Agreement may be terminated in its entirety by either Party in the event that LONZA is unable to develop a Manufacturing Process in accordance with Project Plan, despite the use of commercially reasonable efforts to do so.

18.3.5 Cumulative Remedies. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

18.3.6 Termination for Convenience. Client may terminate this Agreement for no cause upon prior written notice to LONZA.

18.4 Consequences of Termination.

18.4.1 Payment of Amounts Due. Expiration or termination of this Agreement for any reason shall not exempt either Party from paying to the other Party any amounts owing to such Party at the time of such expiration or termination.

18.4.2 Fee for Cancellation. In the event Client terminates the Project or this Agreement prior to completion of the Project, other than a termination by Client pursuant to Section 18.3.1, 18.3.2, 18.3.3 or 18.3.4 of this Agreement, or if LONZA terminates this Agreement pursuant to Section 18.3.1, Client shall promptly pay to LONZA a payment equal to the following (the “Termination Fee”):

Date of LONZA’s Receipt of Notice of Termination (in days) prior to cGMP Suite Activation Date (as specified in the Project Plan)	Charge as a Percentage of Total Production Fee (as specified in the Project Plan)
[*]	[*]
[*]	[*]

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event of termination under this section, LONZA will use reasonable commercial efforts to secure a new project (which specifically excludes projects then identified by LONZA) for the cGMP manufacturing space, and for the duration for which, such space would have been occupied by Client (the “Replacement Project”). Should LONZA secure a Replacement Project prior to the Due Date (as defined below), the Termination Fee owed by Client to Lonza shall be reduced by an amount equal to [*] of the production fees associated with such Replacement Project (the “Replacement Project Offset”). The Termination Fee payable by Client shall be paid to LONZA within 30 days after the effective termination date of this Agreement or the Project (the “Due Date”). In the event that LONZA secures a Replacement Project after the Due Date but before the cGMP Suite Activation Date, Client shall receive a credit equal to the value of Replacement Project Offset which, at Client’s election, can be issued either in the form of a refund or applied towards a future project between the Parties.

18.4.3 Termination of Accepted Orders and/orRuns. Any purchase order that has been accepted in writing by Lonza prior to the effective date of any termination hereunder and/or Runs that are in process as of the effective date of any termination hereunder shall not be cancelled without the mutual agreement of the Parties, and the Agreement shall continue to survive with respect to those accepted purchase orders and/or in-process Runs. Drug Substance that has been fully manufactured as of the date of such termination, but for which Quality Review and Approval has not been completed, shall remain subject to the terms of this Agreement, and the Agreement shall continue to survive with respect to such Drug Substance.

18.4.4 Raw Materials, Consumables and Resins. Upon expiration or termination of this Agreement other than a termination by Client pursuant to Section 18.3.1, Client shall purchase from LONZA (to the extent not previously purchased), at LONZA’s Acquisition Cost, all remaining usable Raw Materials, Consumables and Resins acquired and paid for by LONZA for the manufacture of Drug Substance under this Agreement, provided however, that as of the date of receipt of the termination notice, LONZA shall place no further orders for Raw Materials, Consumables and Resins except as may be necessary for completion of any portion of LONZA’s services hereunder that are not immediately terminated.

18.4.5 Return of Materials and of Client Confidential Information; Transfer of Client Equipment. Upon expiration or termination of this Agreement, unless otherwise directed by Client, LONZA shall promptly at Client’s sole cost and expense (i) return or, at Client’s election, destroy, all quantities of the Cell Line, Master Cell Bank, and Working Cell Bank received by LONZA under this Agreement, (ii) return all Client Confidential Information to Client, except for a single copy and/or sample which may be retained for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement, (iii) deliver to Client all Reference Materials (except that LONZA shall have the right to keep a retain sample of each Reference Material) being held by LONZA, and (iv) deliver all remaining Raw Materials, Consumables and Resins purchased pursuant to Section 18.4.3. In addition, LONZA shall transfer all Client Equipment to Client, at Client’s sole cost

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and expense, within sixty (60) days of expiration or termination of this Agreement. If any Client owned property (Client Equipment, Drug Substance, Raw Materials, etc.) remains at the LONZA Facility for a period longer than 90 days after expiration or termination of this Agreement, Client shall pay for such storage as Additional Services in accordance with the applicable Project Rates. Any deliveries made pursuant to Section 18.4 shall be made FCA the LONZA Facility.

18.4.6 Return of LONZA Confidential Information. Upon expiration or termination of this Agreement, Client shall promptly return all LONZA Confidential Information to LONZA, except for a single copy which may be retained for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

18.4.7 Accrued Rights. Except as otherwise expressly set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party and shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

18.5 Surviving Rights. Article 1, Section, 4.7, Section 4.8 (only with respect to hazards that may exist or handling of materials which may take place after the termination date), Article 5 (only with respect to work in progress as of the termination date), Article 6 (only with respect to invoices unpaid as of the termination date or issued thereafter for work in progress as of the termination date), Article 10, Article 11, Article 12, Article 13, Section 14.2, Article 15, Article 16, Article 17, Section 18.4, this Section 18.5, and Article 20, and the rights and obligations contained therein, shall survive the termination or expiration of this Agreement.

ARTICLE 19

FORCE MAJEURE

19.1 Effects of Force Majeure. No Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, which such reasons may include, without limitation, an act of God, fire, flood, act of government or state, war, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, a shortage of Raw Materials, Resins, Consumables or other necessary components, labor disputes of whatever nature, or any other reason, in each case only where such is beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.

19.2 Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations.

ARTICLE 20

MISCELLANEOUS

20.1 Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LONZA:

Lonza Biologics, Inc.

Attn: Jeremy M. Caudill

101 International Drive

Portsmouth, NH 03801

Fax: (248) 485-6614

With a copy to:

General Counsel

Lonza America Inc.

90 Boroline Road

Allendale, NJ 07401

Fax: (201) 696-3583

If to Client:

Invoices:

Bayhill Therapeutics, Inc.

Attn: Robert King

3400 W. Bayshore Road

Palo Alto, Ca 94303

Fax: 650 320-2815

Other:

Bayhill Therapeutics, Inc.

Attn: Robert King

3400 W. Bayshore Road

Palo Alto, Ca 94303

Fax: 650 320-2815

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.2 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal substantive laws of the State of Delaware, without reference to the choice of law doctrine of such state.

20.3 Dispute Resolution. If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the Chief Executive Officer (or other designee) of each Party. In the event that no agreement is reached by the Chief Executive Officers (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity.

20.4 Headings. All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

20.5 Exhibits. All exhibits or appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

20.6 Security Procedures. All Client personnel visiting or having access to the LONZA Facility shall agree in writing to abide by LONZA standard policies, operating procedures and security procedures as established by LONZA and communicated to Client.

20.7 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. LONZA may not assign its interest under this Agreement without the prior written consent of Client, such consent not to be unreasonably withheld; provided, however, that LONZA may assign its interest under this Agreement, without the prior written consent of Client, to any Affiliate of LONZA. Any permitted assignment of this Agreement by either Party will be conditioned upon such Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Notwithstanding the foregoing, in the event that Client seeks to assign this Agreement to a competitor of LONZA, such assignment shall not be permitted without, and shall require, LONZA’s prior written consent. For purposes of clarity, “competitor of LONZA” shall mean any party who is principally engaged in the business of contract manufacturing of biopharmaceuticals on behalf of third parties. In the event that LONZA does not consent to any such assignment, LONZA shall have the right to immediately terminate this Agreement; provided, however, that the Parties shall first meet to discuss a mutually agreeable transition plan for the transfer of the Project to another party. For purposes of this Article 20.7, the terms “assign” and “assignment” shall include, without limitation, (i) the sale of 50% or more of the outstanding stock of Client to an Affiliate of Client or an unrelated entity or natural person, (ii) the sale or transfer or other assignment, of all or substantially all of the assets of Client or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.8 Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

20.9 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

20.10 Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

20.11 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

20.12 No Solicitation of Employees. During the Term and for two (2) years thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or such Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliates; provided, however, that neither Party shall be in violation of this Section as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

20.13 Entirety; Amendments. This Agreement, including any exhibits attached hereto and referenced herein, and the Quality Agreement constitute the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

20.14 Preference. The terms of this Agreement shall prevail in the event of a conflict between this Agreement and any exhibits or appendices.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[remainder of this page intentionally left blank]

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on its behalf by its duly authorized representative.

Bayhill Therapeutics, Inc.

By:	/s/ Mark W. Schwartz
Name:	Mark W. Schwartz
Title:	President and CEO

LONZA BIOLOGICS, INC.

By:	/s/ Anthony Rotunno
Name:	Anthony Rotunno
Title:	VP, U.S. Microbial Operations

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

Project Plan

ALL ESTIMATED TIMELINE INFORMATION PROVIDED IS AN ESTIMATE ONLY AND IS BASED UPON THE INFORMATION AVAILABLE AT THE TIME. THESE ESTIMATES ARE SUBJECT TO CHANGE, AS MORE INFORMATION IS DEVELOPED/DISCOVERED AND/OR IF THE PROJECT PLAN CHANGES. ALL INFORMATION CONTAINED IN THE PROJECT PLAN IS BASED AND CONDITIONED UPON INFORMATION SUPPLIED BY AND REPRESENTED BY CLIENT.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Scope of Work

cGMP Manufacturing for

Bayhill Therapeutics Product BHT-3009

Lonza Confidential

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

11.0 Signatures

DRAFTED BY:

/s/ Christine Hirsch	3/28/08
Name: Christine Hirsch	Date
Product Manager
Title: Product Manager, Lonza

The content of this Scope of Work is agreed to by the parties below:

BAYHILL THERAPEUTICS

/s/ Mark Schwartz	3/27/08
Name	Date
CEO and President
Title

LONZA

/s/ Anthony Rotunno	28-Mar-08
Name	Date
VP, U.S. Microbial Operations
Title

Lonza Confidential

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Project Rates for Additional Services

Labor Hour rates are charged as follows:

Technology Transfer: $[*]

Process Development: $[*]

Project Management: $[*]

Validation: $[*]

GMP Suite Rate: $[*]

Other Services:

•	Quality and Regulatory Consulting: $[*]

•	Standard Labor Rate: $[*]

•	Administrative Labor Rate: $[*]

Storage Rates[1]:	$[*] for room temperature storage[*] $[*] for refrigerated storage[*] $[*] for freezer storage[*] • Minimum storage charge:

• $[*] for room temperature storage[*] • $[*] for refrigerated storage[*] • $[*] for freezer storage[*]

*	None of the above rates include the cost for Raw Materials, Resins, Consumables, Wearables, Drug Substance testing, or outsourced testing.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Quality Agreement

(See Attached)

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D

Lonza Core/Critical Project Team Personnel

[Not Used]

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.